Press Release #201710	FOR IMMEDIATE RELEASE	April 20, 2017

Lithium Carbonate Purity Results Are In, Enertopia Announces 2ndPhase Testing

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce the lithium carbonate purity results from Avomeen Analytical Services. The lithium carbonate (Li2Co3) purity rates were from 93.7% to 96.9% from the four samples provided.

“I am very pleased with the purity levels we were able to achieve in the first series of tests and can’t wait until the second phase testing starts.” Stated Robert McAllister, President and CEO of Enertopia.

“The GWT technical team believes that adjustments to the recovery process could result in shorter uptake times and potentially higher lithium recovery rates and thus potentially higher purity rates of Lithium Carbonate going forward.” stated Nick Nicholas, from GWT.

The Table below shows the final Lithium recovery rates and purity grade for Lithium carbonate:

Test Sample	Li PPM	Li Total Final Recovery***	Li2Co3 Purity
A	190	72.41%	95.8%
B	423	73.6%	95.8%
C	490	79.62%	96.9%
D	580	75.79%	93.7%
AVG			95.5%

NOTE*** The Lithium recovery numbers reported in the March 6, 2017 press release were found to be in error and the company is retracting the March 6, 2017 Lithium recovery numbers. The correct total lithium recovery numbers are in the table above. The error was picked up in the final bench test report from GWT, all other technical data was reported correctly.

Since late 2016 Enertopia management and consultants have been analyzing industry and peer review data on lithium brines, soft rock and soils. In conjunction with today’s results from the first phase bench tests we are looking to determine the optimization of the chemical reagents, number of columns used in filtration, future electro-coagulation reactor size for the next larger bench test that will consist of Lithium brines, soft rock and soil bench tests.

Enertopia is confident on its path towards production, processing and recovery of Lithium and upgrading to battery grade Li2Co3.

Data from four historic samples submitted to GWT for the bench tests were from:
Sample A Clayton Valley, USA
Sample B, Oil well waste water mid-continent USA
Sample C, Argentina, Salar
Sample D, Bolivia Salar

The purpose of these samples in the bench test is to determine how the technology and proposed recovery process would be impacted by differing chemical compositions and values of Lithium in the brines. The focus is to find out what Lithium concentration in the brine would be needed for economic recovery in the differing brines per their unique chemical compositions. The next phase of testing will focus on determining the lower concentration of Lithium in brine and other Lithium sources that will be necessary for economic recovery.

ENERTOPIA NEXT STEPS:

In the coming weeks Enertopia will announce the next phase of planning and testing which will be much larger in scale and scope and should ultimately lead to the first test pilot plant being built.

“Modern technology is revolutionizing Lithium production technology and providing a much better way to recover lithium while minimizing the environmental footprint. We are enthusiastic in becoming leaders in this evolution,” Stated President and CEO Robert McAllister

The Qualified person:
The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

The Company announces it has received US$5,685 from the exercise of warrants previously granted. The warrants were exercised at prices of US$0.05, and US$0.07 for a total of 95,500 common shares being issued. All warrants are being exercised by third parties who are neither officers nor directors of the Company. No commissions or placement fees have been paid related to the funds received from this warrant exercise. Proceeds will be used for general corporate purposes.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its health and wellness, mining projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.